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                                                               EXHIBIT 10.14


Jitendra Valera                                       PRIVATE & CONFIDENTIAL


May 13, 1998

Dear Jitendra,

As we have previously discussed, we are pleased to offer you the position of Vice President and General Manager of Europe with NetGravity Europe Limited subject to the terms and conditions outlined in this letter.

In this position, you will initially report directly to the CEO, NetGravity, US. and will be responsible for all activities relating to the sales of NetGravity products and services in the assigned Europe, Middle East & Africa-EMEA territories.

SALARY

Your annualized base salary will be 82,500 (pds) together with a commission target of 60,000 (pds) per annum. Your total on-target earnings will therefore be 142,500 (pds) This will be prorated based on start date. Your commission sales target will be based on quarterly revenue targets and achievement, to be mutually agreed upon.

A car allowance of 1250(pds) per month (less any taxes due) will be granted, with all other vehicle running costs relating to business activities being covered by mileage payment paid through normal expense claims.

BENEFITS

You will be entitled to join the company health scheme, currently through PPD, on completion and acceptance of their application criteria, that covers yourself and your spouse and offspring. This cover will be at the Platinum level Band B, not to exceed 3000 (pds) per year.

The company will provide Permanent Health Insurance and Death In Service
(DIS) Insurance for you. We will cover PHI for an additional $120.46 (pds) per month, and DIS for an additional 1500 (pds) per year.

The company will provide you with 25 days annual leave over and above the UK statutory holidays. You will be eligible to earn an additional 1 day per year for each year of employment, not to exceed 30 days annual leave per year.

The company will provide 10% of your base salary into a private pension of your choice.

Should you accept this offer, the Company will grant you, on the start date of your employment, and upon approval of the Board of Directors, an Incentive Stock Option (the "Option") to purchase 85,000 (Eighty-Five Thousand) shares of the Company's Common Stock at an exercise price equal to the current fair market value of the shares on the date of board approval. The Option will vest as to 1/4th of the shares twelve months after vesting commences, and as to an additional 1/48th of the shares each month thereafter until fully

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vested, provided, of course, that you are still employed by the Company on such dates. The Option would be granted under the Company's 1995 Stock Option Plan and would be subject to the terms and conditions of the Plan and of the Company's standard form of Option Agreement.

SEVERANCE BENEFITS

(a)  Termination Following A Change of Control

          (i) Involuntary Termination. If the Executive's employment with the Company terminates as a result of an Involuntary Termination at any time within twelve (12) months after a "Change of Control" (as defined below), then the Executive shall be entitled to receive a lump-sum severance payment equal to eighteen (18) months of the Executive's base salary (as in effect immediately prior to the Change of Control).

(ii) Definition of Change of Control. For the purpose, "Change of Control" of the Company is defined as:

               (A) Any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or

               (B) The date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger of consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or

               (C) The date of the consummation of the sale or disposition by the Company of all or substantially all the Company's assets (if Executive transfers employment to the purchaser).

(b)  Other Termination of Employment

     In the event the Executive is terminated for other than what has been described in (a) above the Parties hereto agree to provide each other with 6 months advance notice of such termination (or pay in lieu thereof).

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EMPLOYMENT CONDITIONS

Upon your employment you will be asked to sign a standard Employment Agreement which confirms your agreement to hold in confidence any proprietary information received as an employee of NetGravity and to assign to the Company any inventions that you make while employed in your position. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.

Please confirm your acceptance of the Company's offer by completing and returning to me one copy of this letter.

This offer will remain open until May 20, 1998. We sincerely hope that you will accept this offer and look forward to working with you as we build the success of NetGravity.


                                       Very truly yours,

                                       /s/ John Danner

                                       John Danner
                                       CEO


ACKNOWLEDGED AND ACCEPTED:

May 12, 1998                       /s/ Jitendra Valera
--------------------------         ---------------------------------------
Date                               Jitendra Valera

Intended Start Date: May 12, 1998